

Auction Closed

Modern Art Evening Sale

9 October 2021 • 18:00 HKT • Hong Kong

Please note that the results listed on this page are inclusive of Sotheby's Buyer's Premium and Overhead Premium, and exclusive of any applicable taxes and costs, unless otherwise noted.

Registration Advisory

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OVERVIEW LOTS AUCTION DETAILS **CONDITIONS OF BUSINESS**

IMPORTANT NOTICE

All lots are sold subject to Sotheby's Conditions of Business and Authenticity Guarantee. Prospective bidders are advised to review the information below. This document comprises the following sections:

- BUYING AT AUCTION
- SALES AND USE TAXES
- CONDITIONS OF BUSINESS FOR BUYERS
- ADDITIONAL TERMS AND CONDITIONS FOR ONLINE BIDDING
- AUTHENTICITY GUARANTEE

Your attention is particularly drawn to Condition 3 of the Conditions of Business for Buyers (Duties of Bidders and of Sotheby's in respect of items for sale). Whilst Sotheby's will be pleased to provide more detailed reports on any lot on request, all catalogue illustrations and condition reports are intended as a guide only.

Please also refer to Condition 7.3 for specific terms applicable to Lots 1037 and 1038 regarding the exhibition and collection of the property.

For deposit requirements and storage fees, please refer to Section 1 (Before the Auction) and Section 4 (After the Auction) in the BUYING AT AUCTION section for details.

The Conditions of Business for Sellers, which forms part of Sotheby's Conditions of Business, are available from Sotheby's offices on request.

BUYING AT AUCTION

Buying at Auction The information set out in this section is designed to give you useful information on how to buy at auction. Sotheby's staff will be happy to assist you. However, it is important that you read the following information carefully and note that Sotheby's acts for the seller; you should refer in particular to Conditions 3 (Duties of Bidders and of Sotheby's in respect of items for sale) and 4 (Exclusions and limitations of liability to Buyers) of the Conditions of Business for Buyers. Prospective bidders should also consult www.sothebys.com for the most up to date cataloguing of the property in this catalogue.

Buyer's Premium and Overhead Premium A buyer's premium and overhead premium will be added to the hammer price and are payable by the buyer as part of the total purchase price. The buyer's

premium is 25% of the hammer price up to and including HK$3,500,000, 20% of any amount in excess of HK$3,500,000 up to and including HK$31,000,000, and 13.9% of any amount in excess of HK$31,000,000. The overhead premium, which covers an allocation of Sotheby's overhead costs relating to our facilities, property handling and other administrative expenses, is 1% of the hammer price.

1. BEFORE THE AUCTION

Deposit If you wish to bid on (✧) lots in the printed catalogue and (✧) lots in the eCatalogue, you may be required to deliver to Sotheby's a deposit of HK$1,000,000 or such other higher amount as may be determined by Sotheby's, and any financial references, guarantees and/or such other security as Sotheby's may require in its absolute discretion as security for the bid. In particular, Sotheby's may request at any time any additional deposit, guarantee and/or other security from any bidder whose total bidding (hammer price plus buyer's premium and overhead premium) has reached or exceeded ten times the amount of that bidder's deposit. Sotheby's may reject any further bidding from such bidder until it has received in full such additional deposit, guarantee and/or other security. Online bidding in a live sale is subject to approval on a lot-by-lot basis.

For any lots other than Premium Lots, regardless of the low pre-sale estimate for the lot, Sotheby's reserves the right to request from prospective bidders a deposit and any financial references, guarantees and/or such other security as Sotheby's may require in its absolute discretion as security for the bid.

If a client is unsuccessful in bidding for a lot, Sotheby's will refund the deposit to the client without interest (subject to set off against amounts owed by the client to Sotheby's) within 21 business days

of the sale. Any exchange losses or fees associated with the refund shall be borne by the client.

Sotheby's decision on the above required for participation in any bidding shall be final.

Bidding in advance of the Live Auction Certain auctions have a period of online bidding followed by a live auction. In such cases, if you are unable to attend the live auction in person and wish to place bids, or simply wish to bid in advance of the live auction, you may do so on sothebys.com or via the Sotheby's App (each an "Online Platform" and together, the "Online Platforms"). In order to do so, you must register an account with Sotheby's and provide the requested information. Once you have done so, navigate to your desired lot and click the "Place Bid" button to start the process. You may bid at or above the starting bid displayed on the Online Platforms. Please note that Sotheby's reserves the right to amend the starting bid prior to the start of the live auction. You may also input your maximum bid which, upon confirmation, will be executed automatically up to this predefined maximum value, in response to other bids, including bids placed by Sotheby's on behalf of the seller, up to the amount of the reserve (if applicable). The current leading bid will be visible to all bidders;

the value and status of your maximum bid will be visible only to you. If the status of your bid changes, you will receive notifications via email and push (if you have enabled push notifications on your device) prior to the start of the live auction. You may raise your maximum bid at any time in advance of the live auction. Please note that in certain circumstances clients who have been outbid may be reinstated as the leading bidder and will receive notification via email or push (if enabled on your device). Please refer further to the "BIDDING IN THE SALE section below. Online bids are made subject to the Additional Terms and Conditions for Online Bidding, which are published below and can also be viewed at sothebys.com, as well as the Conditions of Business applicable to the sale.

Pre-sale Estimates Pre-sale estimates are intended as a guide for prospective buyers. Any bid between the high and low pre-sale estimates would, in our opinion, offer a chance of success. However, all lots can realise prices above or below the pre-sale estimates.

It is advisable to consult us nearer the time of sale as estimates can be subject to revision. The estimates do not include the buyer's premium and overhead premium.

Condition of Lots Prospective buyers are encouraged to inspect the property at the pre-sale exhibitions. Solely as a convenience, Sotheby's may provide condition reports. The absence of reference to the condition of a lot in the catalogue description does not imply that the lot is free from faults or imperfections. Please refer to Condition 3 (Duties of Bidders and of Sotheby's in respect of items for sale) of the Conditions of Business for Buyers .

Electrical and Mechanical Goods All electrical and mechanical goods are sold on the basis of their artistic and decorative value only and should not be assumed to be operative. It is essential that prior to any intended use, the electrical system is checked and approved by a qualified electrician.

Provenance In certain circumstances, Sotheby's may publish the history of ownership of an item of property if such information contributes to scholarship or is otherwise well known and assists in distinguishing the item of property. However, the identity of the seller or previous owners may not be disclosed for a variety of reasons. For example, such information may be excluded to accommodate a seller's request for confidentiality or because the identity of prior owners is unknown given the age of the item of property.

2. BIDDING IN THE SALE

Bidding at the Live Auction Following any applicable online bidding period, bids may be executed during the live auction in person, on the telephone or online via an Online Platform. Auction speeds vary, but average between 50 and 120 lots per hour. The bidding steps are generally in increments of approximately 10% of the previous bid. Please refer to Conditions 5 (Bidding at Auction) and 6 (Conduct of the Auction) of the Conditions of Business for Buyers.

Bidders using an Online Platform are subject to the Additional Terms and Conditions for Online Bidding, which are published below and can also be viewed at sothebys.com, as well as the Conditions of Business applicable to the sale. Online bidding in a live sale is subject to approval on a lot-by-lot basis.

Bidding in Person If you would like to bid in person at the live auction, you may register for a paddle prior to the start of the live auction through an Online Platform or by contacting Sotheby's. Alternatively, you may register for a paddle upon entering the saleroom. Proof of identity will be required. If you are a first-time bidder, you will also be asked for your address, phone number, email address and signature in order to create your account. If you wish to register to bid on a Premium Lot, please see the paragraph above.
Should you be the successful buyer of a lot, please ensure that your paddle can be seen by the auctioneer and that it is your number that is called out. Should there be any doubts as to price or buyer, please draw the auctioneer's attention to it immediately.

All lots sold will be invoiced to the name and address in which the paddle has been registered and cannot be transferred to other names and addresses.

Please do not mislay your paddle; in the event of loss, inform the Registration Desk immediately. At the end of the sale, please return your paddle to the registration desk.

Telephone Bids If you cannot attend the auction, it may be possible to bid on the telephone on lots with a minimum low estimate of HK$40,000. As the number of telephone lines is limited, it is necessary to make arrangements for this service at least 24 hours before the sale. We also suggest

that you leave a maximum bid which we can execute on your behalf in the event we are unable to reach you by telephone. Multi-lingual staff are available to execute bids for you. Telephone bids are accepted only at Sotheby's discretion and at the caller's risk. Calls may also be recorded at Sotheby's discretion. By bidding on the telephone, prospective buyers consent to the relevant risks and recording. Please refer to Condition 5 (Bidding at Auction) of the Conditions of Business for Buyers .

Absentee Bids For some sales (other than where the option to Advance Bid (as defined below) is enabled and a current bid is visible on the Online Platform), if you are unable to attend the live auction in person, you may place your maximum bid prior to the start of the live auction on an Online Platform or by submitting your maximum bid in writing to Sotheby's. When the lot that you are interested in comes up for sale, the auctioneer will execute the bid on your behalf, making every effort to purchase the lot for as little as possible and never exceeding your limit. This service is free and confidential.

Advance Bidding For certain sales, bidders may submit bids in advance of the live auction ("Advance Bid") through an Online Platform, as described above, or by submitting a maximum bid in writing to Sotheby's. For these sales, if you submit an Advance Bid prior to the live auction, the system will automatically bid on your behalf up to and including your predetermined maximum Advance Bid in response to other bids, and will alert you via email and push notifications (if enabled on your device). During the live auction, if your Advance Bid remains as the leading bid, the auctioneer will execute your bid on your behalf in response to other bids. You may also continue to bid during the live auction above your predetermined maximum Advance Bid via an Online Platform using the Live Online Bidding method described below.

Live Online Bidding If you cannot attend the live auction, it is possible to bid live online via an Online Platform. For information about registering to bid via an Online Platform please refer to www.sothebys.com. Online bidding in a live sale is subject to approval on a lot-by-lot basis.

Consecutive and Responsive Bidding The auctioneer may open the bidding on any lot by placing a bid on behalf of the seller. The auctioneer may further bid on behalf of the seller, up to the amount of the reserve, by placing consecutive or responsive bids for a lot. Please refer to Condition 6 (Conduct of the Auction) of the Conditions of Business for Buyers .

Employee Bidding Sotheby's employees may bid only if the employee does not know the reserve and fully complies with Sotheby's internal rules governing employee bidding.

3. THE AUCTION

Conditions of Business Sotheby's auctions are governed by the Conditions of Business for Sellers

and Buyers and the Authenticity Guarantee. These apply to all aspects of the relationship between Sotheby's and actual and prospective bidders and buyers. Anyone considering bidding in the auction should read them carefully. They may be amended by way of notices posted in the saleroom or by way of announcement made by the auctioneer. Online bids are made subject to the Conditions of Business applicable to the sale and the Additional Terms and Conditions for Online Bidding, which are published below and can also be viewed at sothebys.com.

Interested Parties Announcement In situations where a person who is allowed to bid on a lot has a direct or indirect interest in such lot, such as the beneficiary or executor of an estate selling the lot, a joint owner of the lot, or a party providing or participating in a guarantee of the lot, Sotheby's will make an announcement in the sale room that interested parties may bid on the lot. In certain circumstances, interested parties may have knowledge of the reserves.

US Economic Sanctions The United States maintains economic and trade sanctions against targeted foreign countries, groups and organisations. There may be restrictions on the import into

the United States of certain items originating in sanctioned countries, including Burma, Cuba, Iran, North Korea and Sudan. The purchaser's inability to import any item into the US or any other country as a result of these or other restrictions shall not justify cancellation or rescission of the sale or any delay in payment. Please check with the specialist department if you are uncertain as to whether a lot is subject to these import restrictions, or any other restrictions on importation or exportation.

Currency Board As a courtesy to bidders, a currency board is operated in many salerooms. It displays the lot number and current bid in both Hong Kong dollars and foreign currencies. Exchange rates are approximations based on recent exchange rate information and should not be relied upon as a precise invoice amount. Sotheby's assumes no responsibility for any error or omission in the currency amounts shown.

4. AFTER THE AUCTION

Invoices Successful bidders will receive an invoice detailing their purchase and giving instructions for payment and clearance of goods.

Payment Payment is due in HK dollars immediately after the sale and may be made by the following methods: Cash, Banker's Draft, Cheque, Wire Transfer and Credit Card (American Express, MasterCard, China Union Pay & Visa).
It is against Sotheby's general policy to accept single or multiple related payments in the form of cash or cash equivalents in excess of the local currency equivalent of US$10,000.

New clients or buyers preferring to make a cash payment are required to provide proof of identity in

the form of government issued photo identification, such as passport, identity card or driver's licence) and proof of permanent address.

Cheques and drafts should be made payable to Sotheby's Hong Kong Limited. Although personal and company cheques drawn in HK dollars on Hong Kong banks are accepted, you are advised that property will not be released until such cheques have cleared.

All charges are subject to acceptance by Sotheby's and by American Express, MasterCard, China UnionPay or Visa, as the case may be. In the case a charge is not approved, you will remain liable to Sotheby's for all sums incurred by you. Credit card payment may not exceed HK$1,000,000. For all new clients to Sotheby's or those whom we have not transacted before, we reserve the right to accept credit card payments presented in person only.

Please note that Sotheby's reserves the right to decline payments received from anyone other than the buyer of record and that clearance of such payments will be required.

We reserve the right to seek identification of the source of funds received.
The Conditions of Business require buyers to pay immediately after the auction for their purchases. However, in limited circumstances and with the seller's agreement, Sotheby's may grant buyers it deems creditworthy the option of paying for their purchases on an extended payment term basis. Credit terms must be arranged prior to the sale. In advance of determining whether to grant the extended payment terms, Sotheby's may require credit references and proof of identity and residence.

Collection and Storage After the auction, property will be kept at either Sotheby's premises at One Pacific Place or at the premises of Helu-Trans (HK) Pte Ltd. Please contact Post Sale Services to arrange for collection at either location. Property that is not collected within one month of the date of the auction will incur storage charge at the following rate:

· Chinese Works of Art, Chinese Modern Paintings, Chinese Classical Paintings, Jewellery, Watches, Handbags and Sneakers: HK$1,400 per lot per month.

· Contemporary Art and Modern Art: HK$2,800 per lot per month.

It is Sotheby's policy to request proof of identity on collection of a lot. Lots will be released to you or your authorised representative after Sotheby's has received full and final payment and upon presentation of appropriate government issued photo identification. Collection can be made with at least one business day's notice, from Monday to Friday 9:30am - 6pm, except public holidays.

Removal, storage and handling charges may be levied on uncollected lots. Please refer to Condition 7 (Payment and Collection) of the Condition of Business for Buyers.

Loss or Damage Buyers are reminded that Sotheby's accepts liability for loss or damage to lots for a maximum period of thirty (30) calendar days after the date of the live auction. Please refer to Condition 7 of the Conditions of Business for Buyers (Payment and Collection).

Shipping Sotheby's offers shipping service. Except if otherwise indicated in this Buying at Auction Guide, Sotheby's can advise buyers on exporting and shipping property, and arranging delivery.

Upon request, we will send you a quotation for shipping your purchase(s). Transit risk insurance may also be included in your quotation. If the quotation is accepted, we will arrange the shipping for you and will despatch the property as soon as possible after receiving your written agreement to the terms of the quotation, financial release of the property and receipt of any export licence or certificates that may be required. Shipment will be arranged at the buyer's expense. Sotheby's may charge an administrative fee for such arrangement.

For assistance on payment, collection and shipping services, please contact Post Sale Services at **hkpostsaleservices@sothebys.com**

EXPLANATION OF SYMBOLS

Symbol Key The following key explains the symbols you may see inside this catalogue.

✧Premium Lots

In order to bid on "Premium Lots" (✧ in print catalogue, ✧ in eCatalogue), Sotheby's may request from prospective bidders to deliver to Sotheby's a deposit of HK$1,000,000 or such other higher amount as may be determined by Sotheby's, and any financial references, guarantees and/or such other security as Sotheby's may require in its absolute discretion as security for the bid. Online bidding in a live sale is subject to approval on a lot-by-lot basis. If all lots in the catalogue are "Premium Lots", a Special Notice will be included to this effect and this symbol will not be used.

○ Guaranteed Property

The seller of lots with this symbol has been guaranteed a minimum price from one auction or a series of auctions. This guarantee may be provided by Sotheby's, or jointly by Sotheby's and a third party. Sotheby's and any third parties providing a guarantee jointly with Sotheby's benefit financially if a guaranteed lot Is sold successfully and may incur a loss if the sale is not successful. If the Guaranteed Property symbol for a lot is not included in the printing of the auction catalogue, a pre-sale or pre-lot announcement will be made indicating that there is a guarantee on the lot. If every lot in a catalogue is -guaranteed, the Important Notices in the sale catalogue will so state and this symbol will not be used for each lot.

△ Property in which Sotheby's has an Ownership Interest

Lots with this symbol indicate that Sotheby's owns the lot in whole or in part or has an economic interest in the lot equivalent to an ownership interest.

⋑ Irrevocable Bids

Lots with this symbol indicate that a party has provided Sotheby's with an irrevocable bid on the lot that will be executed during the sale at a value that ensures that the lot will sell. The irrevocable bidder, who may bid in excess of the irrevocable bid, will be compensated based on the final hammer price in the event he or she is not the successful bidder. If the irrevocable bidder is the successful bidder, he or she will be required to pay the full Buyer's Premium and Overhead Premium and will not be otherwise compensated. From time to time, Sotheby's may enter into irrevocable bid agreements that cover multiple lots. In such instances, the compensation Sotheby's will pay the irrevocable bidder is allocated to the lots for which the irrevocable bidder is not the successful purchaser. Under such circumstances, the total compensation to the irrevocable bidder will not exceed the total buyer's premium and other amounts paid to Sotheby's in respect of any lots for

which the irrevocable bidder is not the successful bidder. If the irrevocable bid is not secured until after the printing of the auction catalogue, Sotheby's will notify bidders that there is an irrevocable bid on the lot by one or more of the following means: a pre-sale or pre-lot announcement, by written notice at the auction or by including an irrevocable bid symbol in the e-catalogue for the sale prior to the auction. From time to time, Sotheby's or any affiliated company may provide the irrevocable bidder with financing related to the irrevocable bid. If the irrevocable bidder is advising anyone with respect to the lot, Sotheby's requires the irrevocable bidder to disclose his or her financial interest in the lot. If an agent is advising you or bidding on your behalf with respect to a lot identified as being subject to an irrevocable bid, you should request that the agent disclose whether or not he or she has a financial interest in the lot.

⊻ Interested Parties

Lots with this symbol indicate that parties with a direct or indirect interest in the lot may be bidding on the lot, including (i) the beneficiary of an estate selling the lot, or (ii) the joint owner of a lot. If the interested party is the successful bidder, they will be required to pay the full Buyer's Premium and Overhead Premium. In certain instances, interested parties may have knowledge of the reserve. In the event the interested party's possible participation in the sale is not known until after the printing of the auction catalogue, a pre-lot announcement will be made indicating that interested parties may be bidding on the lot.

▫ No Reserve

Unless indicated by a box (▫), all lots included in this catalogue are offered subject to a reserve. A reserve is the confidential hammer price established between Sotheby's and the seller and below which a lot will not be sold. The reserve is generally set at a percentage of the low estimate and will not exceed the low estimate for the lot. If any lots included in this sale are offered without a reserve,

these lots are indicated by a box (▫). If all lots included in this sale are offered without a reserve, a Special Notice will be included to this effect and the box symbol will not be used for each lot.

◉ Restricted Materials
Lots with this symbol have been identified at the time of cataloguing as containing organic material which may be subject to restrictions regarding import or export. The information is made available for the convenience of Buyers and the absence of the Symbol is not a warranty that there are no restrictions regarding import or export of the Lot; Bidders should refer to Condition 10 of the Conditions of Business for Buyers (Failure to collect purchases). Please also refer to the section on Endangered Species in the Buying at Auction Guide. As Indicated in the Endangered Species section, Sotheby's is not able to assist buyers with the shipment of any lots within this symbol into the US. A buyer's inability to export or import any lots with this symbol cannot justify a delay in payment or a sale's cancellation.

All shipments should be unpacked and checked on delivery and any discrepancies notified immediately to the party identified in your quotation and/or the accompanying documentation.

Export The export of any lot from Hong Kong or import into any other country may be subject to one or more export or import licences being granted. It is the buyer's responsibility to obtain any relevant export or import licence. The denial of any licence required or delay in obtaining such licence cannot justify the cancellation of the sale or any delay in making payment of the total amount due. Sotheby's, upon request and for an administrative fee, may apply for a licence to export your lot(s) outside Hong Kong.
Sotheby's recommends that you retain all import and export papers, including licences, as in certain countries you may be required to produce them to governmental authorities.

Endangered Species Items made of or incorporating plant or animal material, such as coral, crocodile, ivory, whalebone, tortoiseshell, etc., irrespective of age or value, may require a licence or certificate prior to exportation and require additional licences or certificates upon importation to any country outside Hong Kong. Please note that the ability to obtain an export licence or certificate does not ensure the ability to obtain an import licence or certificate in another country, and vice versa. For example, it is illegal to import African elephant ivory into the United States and there are other restrictions on the Importation of ivory into the US under certain US regulations which are designed to protect wildlife conservation. Sotheby's suggests that buyers check with their own government regarding wildlife import requirements prior to placing a bid. It is the buyer's responsibility to obtain any export or import licences and/or certificates as well as any other required documentation (please refer to Condition 10 of the Conditions of Business for Buyers (Failure to collect purchases)). Please note that Sotheby's is not able to assist buyers with the shipment of any lots containing ivory and/or other restricted materials into the US. A buyer's

inability to export or import these lots cannot justify a delay in payment or a sale's cancellation.

ʊʊ Cryptocurrency Accepted
We will accept cryptocurrency as a form of payment for lots with this symbol, subject to the Conditions of Business for Buyers or Conditions of Sale (including the Additional Conditions of Sale for Payment by Cryptocurrency) that are applicable to the sale. Please contact Post Sale Services for more information.

5. ADDITIONAL SERVICES

Financial Services Sotheby's offers a wide range of financial services including advances on consignments, as well as loans secured by art collections not intended for sale. This is not an offer or solicitation and the services are subject to the laws and regulations of the jurisdictions in which the services are provided. For further information please contact Sotheby's Financial Services in London at +44 20 7293 6005.

Pre-sale Auction Estimates Sotheby's will be pleased to give preliminary pre-sale auction estimates for your property. This service is free of charge and is available from Sotheby's experts in Hong Kong on weekdays between 9.30am and 4.30pm. We advise you to make an appointment with the relevant expert department. Upon request, we may also travel to your home to provide preliminary pre-sale auction estimates.

Valuations The Valuation department provides written inventories and valuations for many purposes including insurance, probate and succession division, asset management and tax planning. Valuations can be tailored to suit most needs. Fees are highly competitive. For further information please contact the relevant Expert department on (852) 2524 8121.

SALES AND USE TAXES

Buyers should note that local sales taxes or use taxes may become payable upon import of items following purchase (for example, use tax may be due when purchased items are imported into certain states in the US). Buyers should obtain their own advice in this regard.

In the event that Sotheby's ships items for a purchaser in this sale to a destination within a US state in which Sotheby's is registered to collect sales tax, Sotheby's is obliged to collect and remit the respective state's sales/use tax in effect on the total purchase price (including hammer price, buyer's premium, overhead premium and any shipping services including insurance), of such items, regardless of the country in which the purchaser resides or is a citizen. Where the purchaser has provided Sotheby's with a valid Resale Exemption Certificate prior to the release of the property, sales / use tax will not be charged. Clients who wish to provide resale or exemption documentation

for their purchases should contact Post Sale Services.

CONDITIONS OF BUSINESS FOR BUYERS

The nature of the relationship between Sotheby's, Sellers and Bidders and the terms on which Sotheby's (as auctioneer) and Sellers contract with Bidders are set out below.

Bidders' attention is specifically drawn to Conditions 3 and 4 below, which require them to investigate Lots prior to bidding and which contain specific limitations and exclusions of the legal liability of Sotheby's and Sellers. The limitations and exclusions relating to Sotheby's are consistent with its role as auctioneer of large quantities of goods of a wide variety and Bidders should pay particular attention to these Conditions.

1. Introduction

(a) Sotheby's and Sellers' contractual relationship with prospective Buyers is governed by:
(i) these Conditions of Business;
(ii) the Conditions of Business for Sellers displayed in the saleroom and which are available upon request from Sotheby's Hong Kong salerooms or by telephoning (852) 2524 8121;
(iii) Sotheby's Authenticity Guarantee as published in the sale catalogue. With respect to NFTs, unless otherwise set forth on the respective Lot page on our website, the Authenticity Guarantee is regarding the authorship of the Referenced Content;
(iv) any additional notices and terms published by Sotheby's, including the guide to Buying At Auction; and
(v) in respect of online bidding via an Online Platform, the Additional Terms and Conditions for Online Bidding published below and available on www.sothebys.com and on the Sotheby's App, in each case as amended by any saleroom notice or auctioneer's announcement at the live auction.

(b) As auctioneer, Sotheby's acts as agent for the Seller. A sale contract is made directly between the Seller and the Buyer. However, Sotheby's may own a Lot (and in such circumstances acts in a principal capacity as Seller) and/or may have a legal, beneficial or financial interest in a Lot as a secured creditor or otherwise.

2. Common Terms

In these Conditions of Business:

"**Bidder**" is any person considering, making or attempting to make a bid, by whatever means, and includes Buyers;
"**Buyer**" is the person who makes the highest bid or offer accepted by the auctioneer, and includes

such person's principal when bidding as agent;
"Buyer's Expenses" are any costs or expenses due to Sotheby's from the Buyer;
"**Buyer's Premium**" is the commission payable by the Buyer on the Hammer Price at the rates set out in the guide to Buying At Auction;
"Counterfeit" is as defined in Sotheby's Authenticity Guarantee;
"**Hammer Price**" is the highest bid accepted by the auctioneer by the fall of the hammer, (in the case of wine, as apportioned pro-rata by reference to the number of separately identified items in that Lot), or in the case of a post-auction sale, the agreed sale price;
"**Lot**" means an item (or more than one item grouped as one) of property offered for sale. A Lot may be or include an NFT (or more than one NFT), and the term "NFT" may be used to refer to any such Lot.
"**NFT**" is a non-fungible token established on a blockchain;
"**Overhead Premium**" is the allocation of Sotheby's overhead costs relating to Sotheby's facilities, property handling and other administrative expenses that is payable by the Buyer on the Hammer Price at the rates set out in the guide to Buying at Auction in the sale catalogue;

"**Purchase Price**" is the Hammer Price, Overhead Premium, Buyer's Premium, any applicable VAT and/or sales or use tax, and any applicable artist resale right royalty payable by the Buyer on qualifying Property;
"**Referenced Content**" means, with respect to an NFT, the metadata, content, digital asset and/or physical item, if any, to which the NFT relates;
"**Reserve**" is the (confidential) minimum Hammer Price at which the Seller has agreed to sell a Lot;
"**Seller**" is the person offering a Lot for sale (including their agent (other than Sotheby's), executors or personal representatives);
"**Sotheby's**" means Sotheby's Hong Kong Limited, which has its registered office at Level 54, Hopewell Centre, 183 Queen's Road East, Hong Kong;
"**Sotheby's Company**" means Sotheby's in the USA and any of its subsidiaries (including "Sotheby's") and Sotheby's Diamonds SA and its subsidiaries (in each case 'subsidiary' having the meaning of Section 2 of the Companies Ordinance Cap.622).

3. Duties of Bidders and of Sotheby's in respect of items for sale

(a) Sotheby's knowledge in relation to each Lot is partially dependent on information provided to it by the Seller, and Sotheby's is not able to and does not carry out exhaustive due diligence on each Lot. Bidders acknowledge this fact and accept responsibility for carrying out inspections and investigations to satisfy themselves as to the Lots in which they may be interested.

(b) Each Lot offered for sale at Sotheby's is available for inspection by Bidders prior to the sale. Sotheby's accepts bids on Lots solely on the basis that Bidders (and independent experts on their behalf, to the extent appropriate given the nature and value of the Lot and the Bidder's own expertise) have fully inspected the Lot prior to bidding and have satisfied themselves as to both the

condition of the Lot and the accuracy of its description. For any NFT Lot, in addition to the foregoing, you are solely responsible for reviewing and inspecting the smart contract, if available, prior to your purchase.

(c) Bidders acknowledge that many Lots are of an age and type which means that they are not in perfect condition. All Lots are offered for sale in the condition they are in at the time of the auction (whether or not Bidders are in attendance at the auction). Condition reports may be available to assist when inspecting Lots. Catalogue descriptions and condition reports may on occasions make reference to particular imperfections of a Lot, but Bidders should note that Lots may have other faults not expressly referred to in the catalogue or condition report. Illustrations are for identification purposes only and will not convey full information as to the actual condition of Lots.

(d) Information provided to Bidders in respect of any Lot, including any estimate, whether written or oral and including information in any catalogue, condition or other report, commentary or valuation, is not a representation of fact but rather is a statement of opinion genuinely held by Sotheby's. Any

estimate may not be relied on as a prediction of the selling price or value of the Lot and may be revised from time to time in Sotheby's absolute discretion.

(e) No representations or warranties are made by Sotheby's or the Seller as to whether any Lot is subject to copyright or whether the Buyer acquires copyright in any Lot.

(f) If the Lot is an NFT, you acknowledge and agree that our staff are not information technology or data experts, and that by bidding in the auction of the NFT, you accept that NFTs are subject to inherent technological risks which may affect their performance now or in the future. You further acknowledge and agree that the characterisation and regulatory scheme governing NFTs, cryptocurrencies, and blockchain technology is uncertain and undetermined, that your purchase and receipt of the NFT complies with applicable laws and regulations in your jurisdiction, and that new regulations or policies may materially adversely affect the auction or the NFT.

(g) If the Lot is an NFT, you acknowledge and agree that the NFT may be subject to resale royalties through application of the smart contract on any subsequent resales of the NFT. On any such resale by you, you may be obligated to collect and remit to the appropriate party resale royalties as applicable, and you are responsible for any network fees that may apply to such payments as well as any transaction duties imposed by law.

(h) Subject to the matters referred to at 3(a) to 3(f) above and to the specific exclusions contained at Condition 4 below, Sotheby's shall exercise such reasonable care when making express statements in catalogue descriptions or condition reports as is consistent with its role as auctioneer of Lots in the sale to which these Conditions relate, and in the light of **(i)** the information provided to it by the Seller; **(ii)** scholarship and technical knowledge; and **(iii)** the generally accepted opinions of

relevant experts, in each case at the time any such express statement is made.

4. Exclusions and limitations of liability to Buyers

(a) Sotheby's shall refund the Purchase Price to the Buyer in circumstances where it deems that the Lot is a Counterfeit and each of the conditions of the Authenticity Guarantee has been satisfied.

(b) In the light of the matters in Condition 3 above and subject to Conditions 4(a) and 4(e), neither any Sotheby's Company nor the Seller:
(i) is liable for any errors or omissions in information provided to Bidders by Sotheby's (or any Sotheby's Company), whether orally or in writing, whether negligent or otherwise, except as set out in Condition 3(f) above;
(ii) gives any guarantee or warranty to Bidders and any implied warranties and conditions are excluded (save in so far as such obligations cannot be excluded by law) other than the express warranties given by the Seller to the Buyer in Condition 2 of the Sellers' Conditions of Business;

(iii) accepts responsibility to any Bidders in respect of acts or omissions (whether negligent or otherwise) by Sotheby's in connection with the conduct of auctions or for any matter relating to the sale of any Lot.

(c) Unless Sotheby's owns a Lot offered for sale, it is not responsible for any breach of these conditions by the Seller.

(d) In the case of NFTs, in addition to the above and except for the express representations and warranties given by the Seller (which may differ from any published Conditions of Business for Sellers) and the Authenticity Guarantee, which Sotheby's, as principal, provides to the Buyer, neither we nor the Seller make any representations or warranties as to the following: (1) whether the NFT or any Referenced Content is subject to copyright; (2) the nature, character, contents, condition, behaviour, operation, performance, security, integrity, metadata, persistence, quality, technical details or terms of the smart contract, NFT or the Referenced Content, including without limitation any further iterations of the same; (3) that the smart contract, NFT or Referenced Content or the delivery mechanism for the NFT does not contain vulnerabilities, viruses or malware or other harmful components, or that either will function as any bidder or Buyer expects or without error or mistake; (4) the uniqueness of the Referenced Content; (5) that an NFT is reliable, correctly programmed, compatible with your or others' computer systems, up-to-date, error-free, compatible with your digital wallet or meeting your requirements, or that defects in the NFT can or will be corrected; or (6) the accuracy or reliability of any simulation or videos depicting the intended performance of the NFT or the Referenced Content, whether displayed on our website or on any other platform.

(e) NFTs are further subject to the following additional terms.

(i) You acknowledge and agree that NFTs are not issued, minted or tokenized by us and we are solely acting as the NFT Seller's agent to offer the NFT for sale at the auction.
(ii) We are only selling the ownership rights to the NFT and in no way are we associated with or responsible for any resales or secondary market sales of the NFT or the Referenced Content or any iterations of the same. Any copyright(s) in and to the NFT and Referenced Content, including but not limited to, any reproduction rights in any Referenced Content, remain with the creator(s) thereof, and the purchase of the NFT does not constitute an assignment thereof.
(iii) Transfer of ownership to an NFT will not guarantee continuing access to the Referenced Content to which it relates and you further acknowledge and agree to the risks associated with purchasing, using, transferring, and owning NFTs, as applicable, including, but not limited to, telecommunications, network, server, or blockchain failures, malfunctions, or disruptions; risk of losing access to the NFT due to lost or forgotten private key(s) or password(s) or corrupted wallet files; mis-typed addresses or incorrectly constructed transactions; viruses, phishing, bruteforcing, hacking, security breaches, mining attacks, or other means of cyber-security attack; custodial or

buyer error; regulatory interference in one or more jurisdictions; token taxation; personal information disclosure; uninsured losses; and other unanticipated risks.

(iv) Neither you nor we nor the Seller will be liable for any special, consequential, indirect, incidental or punitive damages, including, as applicable, damages relating to any of the risks or disclaimed attributes set forth in Condition 4(e)(iii). In addition to the above, we will not be liable for any loss whatsoever related to damage or corruption to the Referenced Content, failure of the NFT to reference the Referenced Content, or loss of, or other security or persistence issues related to, the Referenced Content.

(v) You have sufficient understanding of NFTs, digital wallets and other storage mechanisms, cryptocurrencies, blockchain technology, and the use, characteristics, functionality, programming, and/or other material characteristics of all of the foregoing, to fully understand and agree to these Conditions and the disclaimers and risks outlined herein, or have consulted with professional advisors in relation to the foregoing such that any participation by you in the auction of any NFT constitutes an informed acceptance of such disclaimers and risks.

(f) Without prejudice to Condition 4(b), any claim against Sotheby's or the Seller by a Bidder is limited to the Purchase Price with regard to that Lot. Neither Sotheby's nor the Seller shall under any circumstances be liable for any consequential losses.

(g) None of this Condition 4 shall exclude or limit Sotheby's liability in respect of any fraudulent misrepresentation made by Sotheby's or the Seller, or in respect of death or personal injury caused by the negligent acts or omissions of Sotheby's or the Seller.

5. **Bidding at Auction**

(a) Sotheby's has absolute discretion to refuse admission to the live auction. Bidders who wish to bid in person must complete a Paddle Registration Form and supply such information and references as required by Sotheby's. Bidders act as principal unless they have Sotheby's prior written consent to bid as agent for another party. Bidders are personally liable for their bid and are jointly and severally liable with their principal if bidding as agent.

(b) Where available, telephone bids are offered as an additional service for no extra charge, at the Bidder's risk and shall be undertaken with reasonable care subject to Sotheby's other commitments at the time of the live auction; Sotheby's therefore cannot accept liability for failure to place such bids save where such failure is unreasonable. Telephone bids may be recorded.

(c) Online bids are made subject to the Additional Terms and Conditions for Online Bidding (published below) and available on www.sothebys.com or via the Sotheby's App which apply which

apply in relation to bids submitted via an Online Platform, in addition to these Conditions of Business.

(d) To bid on a Lot containing an NFT, prior to bidding, you must have a digital wallet capable of supporting and accepting the NFT.

6. **Conduct of the Auction**

(a) Unless otherwise specified, all Lots are offered subject to a Reserve, which shall be no higher than the low presale estimatz at the start of the live auction.

(b) The auctioneer has absolute discretion at any time to refuse or accept any bid, withdraw any Lot, re-offer a Lot for sale (including after the fall of the hammer), and take such other action as he reasonably thinks fit.

(c) During the live auction, the auctioneer will commence and advance the bidding at levels and in increments he considers appropriate and is entitled to place a bid or series of bids on behalf of the Seller up to the Reserve on the Lot, without indicating he is doing so and whether or not other bids are placed.

(d) Subject to Condition 6(b), the contract between the Buyer and the Seller is concluded on the striking of the auctioneer's hammer, whereupon the Buyer becomes liable to pay the Purchase Price.

(e) Any post-auction sale of Lots offered at auction shall incorporate these Conditions as if sold in

the live auction.

7. Payment and Collection

7.1 General

(a) Unless otherwise agreed, payment of the Purchase Price for a Lot and any Buyer's Expenses are due in Hong Kong dollars immediately on conclusion of the live auction (the "Due Date") notwithstanding any requirements for export, import or other permits for such Lot.

(b) The Buyer also must pay as part of the Purchase Price any applicable sales tax, compensating use tax, VAT, consumption tax, goods or services tax or other indirect taxes, luxury tax, excise tax, and duties or tariffs (collectively, "Taxes"), as well as any applicable artist resale right royalty, on the purchase of a Lot where and as required by applicable law. Sotheby's will collect any applicable Taxes and artist resale right royalty on the purchase of a Lot where and as required by applicable law. The Buyer shall pay the Purchase Price in full without any deduction for taxes of any kind, unless such deduction is required by law. In any such case, the amount due to Sotheby's from the Buyer will be increased to an amount that after deduction for any such taxes leaves an amount equal to the Purchase Price.

(c) Title in a purchased Lot will not pass until Sotheby's has received the Purchase Price and Buyer's Expenses for that Lot in cleared funds. Sotheby's is not obliged to release a Lot to the Buyer until title in the Lot has passed and appropriate identification has been provided, and any earlier release does not affect the passing of title or the Buyer's unconditional obligation to pay the Purchase Price and Buyer's Expenses.

7.2 Payment in cryptocurrency

For Lots eligible for payment in cryptocurrencies, payments made in cryptocurrency shall be subject to the terms in this Condition 7.2 in addition to the terms set forth in Condition 7.1 above.

(a) We will accept payment in cryptocurrency only for Lots designated as eligible for such in the Catalogue or by any oral or written announcement or notice prior to or during the sale, and only in the following cryptocurrencies: BTC, ETH and USDC.

(b) Our invoice for the purchased Lot will show the Purchase Price in HKD. We will also provide a link by email through which the Buyer can make payment in cryptocurrency via Coinbase, Inc. ("Coinbase").

(c) The Buyer will be required to pay the amount of cryptocurrency that is of equivalent value to the

Purchase Price, plus a network fee at the time of the Buyer's payment, as set or determined by Coinbase based on the then-current exchange rate of the cryptocurrency to HKD.

(d) Any payment in cryptocurrency must be made within ten (10) business days of your receipt of the invoice from us, and payment must be made between the hours of 9:00am and 12 noon U.S. Eastern Time, Monday through Friday (and not on a U.S. public holiday).

(e) Payment must be made from an account or digital wallet in your name maintained with one of the following platforms: (1) Coinbase Custody Trust; (2) Coinbase, Inc. (including Coinbase, Coinbase Pro and Coinbase Prime accounts); (3) Fidelity Digital Assets Services, LLC; (4) Gemini Trust Company, LLC; or (5) Paxos Trust Company, LLC. Partial payments from multiple digital wallets will not be accepted, and you will be required to provide documentation reasonably requested to confirm that you own the wallet used to make payment.

(f) Payments in cryptocurrency will not be accepted other than in accordance with this Condition 7.2. If you make payment in cryptocurrency other than in accordance with this Condition 7.2, we may, in our sole discretion, return those funds to you and hold you responsible for all third-party fees (including, without limitation, network fees, taxes, transfer fees, etc.), and in such circumstances we may require you to pay in the fiat currency of the sale.

(g) Once you initiate a cryptocurrency transaction, the transaction cannot be reversed; this is inherent in the nature of cryptocurrencies and not a policy set by us. You are responsible for verifying that you have sent the correct amount to the correct digital wallet address.

(h) If you make payment in cryptocurrency from a digital wallet or account, you represent and warrant the following: (1) you own the digital wallet and the cryptocurrency used to make payment; (2) the digital wallet or account is not directly or indirectly hosted, operated, or otherwise controlled by anyone that is the subject of Sanctions or located, resident, or organized in a Sanctioned Jurisdiction; (3) the cryptocurrency or any other assets in the digital wallet or account used for the bid or purchase were not sourced from anyone that is the subject of Sanctions or located, resident, or organized in a Sanctioned Jurisdiction; and (4) your payment in cryptocurrency will not cause (or otherwise result in) us, Sellers, or anyone else to violate any Sanctions, anti-money laundering, anti-terrorism, anti-bribery or anti-corruption laws, or any other applicable laws.

(i) We shall have no liability for any payment made by you in cryptocurrency that is not received by us for whatever reason.

(j) You acknowledge the risks inherent to the use of cryptocurrency, including without limitation the risk of faulty or insufficient hardware, software, and internet connections; the risk of introduction or

intrusion of malicious code or software; the risk of hacking or unauthorized access to your digital wallet or information stored therein, or of theft or diversion of funds therefrom; volatility and unstable or unfavorable exchange rates; and the risk of unfavorable regulatory intervention and/or tax treatment in relation to transaction in such currency. We will have no liability for any of the foregoing.

7.3 Collection

(a) For all Lots except NFTs, the Buyer is obliged to arrange collection of purchased Lots no later than thirty (30) calendar days after the date of the live auction. Purchased Lots are at the Buyer's risk (and therefore their sole responsibility for insurance) from the earliest of **i)** collection or **ii)** the thirty-first calendar day after the auction. Until risk passes, Sotheby's will compensate the Buyer for any loss or damage to the Lot up to a maximum of the Purchase Price paid. Buyers should note that Sotheby's assumption of liability for loss or damage is subject to the exclusions set out in Condition 6 of the Conditions of Business for Sellers.

Additional condition for Lots 1037 and 1038: the physical components of these Lots will be exhibited at the Hong Kong Convention Centre until 12 October 2021, and the Buyer agrees not to collect these physical components until after 12 October 2021.
(b) The provisions of this Condition 7.3(b) apply to NFTs:

(i) In order to receive the NFT, you must have a digital wallet that is capable of supporting and accepting the NFT, and which you, or the company you have registered to bid as, own, and to which you have access. You understand and acknowledge that not all digital wallets can support storage of a non-fungible token, and that if your wallet does not support storage of the NFT purchased by you, you may lose access to that NFT. You further understand and acknowledge that if you fail to provide us with an address for a digital wallet that is capable of supporting and accepting the NFT within five (5) business days of the conclusion of the auction, we may, in our sole discretion, treat the NFT as transferred to you for purposes of Condition 13(a)(ii), treat the NFT Lot as a Lot for which the Buyer has failed to pay in full for purposes of Condition 9, and hold you responsible for all resulting third-party fees (including, without limitation, custodial fees, insurance, network fees, taxes, transfer fees, etc.).

(ii) We or the Seller will transfer the NFT to the digital wallet that you have specified, after you have met the conditions in Condition 7 herein. You agree that we may require you to follow a security protocol to ensure that the NFT is safely received by you. We will transfer the NFT to the wallet address specified by you and are not responsible for confirming that you have supplied us with the correct or a valid address, and we are not responsible if the transfer of the NFT to your wallet fails unless such failure is the result of us sending the NFT to a wallet address other than the one provided by you.

8. Remedies for late or non-payment

Without prejudice to any rights the Seller may have, if the Buyer without prior agreement fails to make payment in full for the Lot within five days of the live auction, or in accordance with any payment schedule agreed with Sotheby's, Sotheby's may in its sole discretion (having informed the Seller) exercise one or more of the following remedies:

(a) store the Lot at its premises or elsewhere at the Buyer's sole risk and expense or, if the Lot is an NFT, to store such Lot at Sotheby's or the Seller's digital wallet or elsewhere at the Buyer's sole risk and expense;

(b) terminate the contract of the sale of the Lot, retaining the right to damages for the Buyer's breach of contract;

(c) set off any amounts owed to the Buyer by a Sotheby's Company against **(i)** any amounts owed to Sotheby's by the Buyer in respect of the Lot, **(ii)** any shortfall in the Purchase Price and Buyer's Expenses in the event of a resale under Condition 8(h) below (on a pro-rata basis where more than one Lot is purchased by the Buyer at the auction and is then resold), and/or **(iii)** any claim by Sotheby's against the Buyer for damages for the Buyer's breach of contract (including but not limited to the Buyer's Premium and Overhead Premium in the event of a termination of the sale contract);

(d) apply as Sotheby's sees fit any payments, including deposits, made by or on behalf of the Buyer in respect of this transaction or otherwise, towards **(i)** any costs, Buyer's Expenses or debts owed by the Buyer to any Sotheby's Company , and/or **(ii)** any shortfall in the Purchase Price and Buyer's Expenses in the event of a resale under Condition 8(h) below (on a pro-rata basis where more than one Lot is purchased by the Buyer at the auction and is then resold), and/or **(iii)** any claim by Sotheby's against the Buyer for damages for the Buyer's breach of contract (including but not limited to the Buyer's Premium and Overhead Premium in the event of a termination of the sale contract). For the avoidance of doubt, if more than one Lot is purchased by the Buyer at the auction and the Buyer makes a partial payment but fails to pay in full the Purchase Price of all Lots purchased by him within five days of the auction or in accordance with any payment schedule agreed with Sotheby's, Sotheby's is entitled, at its absolute discretion, to reject any instruction or request that the whole or a part of such partial payment be applied towards the Purchase Price of, and/or the shortfall and/or Sotheby's claim for damages in respect of, any particular Lot(s) purchased by the Buyer;

(e) reject future bids from the Buyer or render such bids subject to payment of a deposit; such deposit to be applied at Sotheby's discretion in the event of subsequent non-payment or late

payment;

(f) charge interest at a rate not exceeding 2% per month from the Due Date to the date the Purchase Price and relevant Buyer's Expenses are received in cleared funds;

(g) exercise a lien over any of the Buyer's property which is in the possession of a Sotheby's Company. Sotheby's shall inform the Buyer of the exercise of any such lien and within 14 days of such notice may arrange the sale of such property and apply the proceeds to the amount owed to Sotheby's, and/or any shortfall in the Purchase Price and Buyer's Expenses in the event of a resale under Condition 8(h) below (on a pro-rata basis where more than one Lot is purchased by the Buyer at the auction and is then resold), and/or any claim by Sotheby's against the Buyer for damages for the Buyer's breach of contract (including but not limited to the Buyer's Premium and Overhead Premium in the event of a termination of the sale contract);

(h) resell the Lot by auction or private sale, with estimates and reserves at Sotheby's discretion. In the event such resale is for less than the Purchase Price and Buyer's Expenses for that Lot, the Buyer will remain liable for the shortfall together with all costs incurred in such resale;

(i) commence legal proceedings to recover the Purchase Price and Buyer's Expenses for that Lot, or to claim damages for the Buyer's breach of contract, together with interest and the costs of such proceedings on a full indemnity basis; or

(j) release the name and address of the Buyer to the Seller to enable the Seller to commence legal proceedings to recover the amounts due or claim damages for the Buyer's breach of contract and legal costs. Sotheby's will take reasonable steps to notify the Buyer prior to releasing such details to the Seller.

9. <u>Bidder's and/or Buyer's Warranties</u>

(a) The Bidder and/or Buyer warrants that:
(i) the Bidder and/or Buyer is not subject to trade sanctions, embargoes or any other restriction on trade in the jurisdiction in which it does business as well as under the laws of Hong Kong, the European Union, the laws of England and Wales, or the laws and regulations of the United States, and is not owned (nor partly owned) or controlled by such sanctioned person(s) (collectively, "Sanctioned Person(s)"); and
(ii) the funds used for purchase and settlement of the Lot(s) are not connected with nor have any link to nor are derived from any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, and the Bidder/Buyer is neither under investigation, nor has been charged with or convicted of without limitation, tax evasion, money

laundering, terrorist activities or other criminal activity.

(b) Where the Bidder is bidding on behalf of another person or acting as agent (in either case, for the purposes of this Condition 9(b), the "Agent") for another party (the "Principal(s)"), the Agent warrants in its own capacity (in addition to the warranties set out in Condition 9(a)) that:
(i) the Principal(s) is not a Sanctioned Person(s) nor owned (or partly owned) or controlled by Sanctioned Person(s);
(ii) the funds used for purchase and settlement of the Lot(s) are not connected with, nor have any link to any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity and that the arrangements between the Agent and the Principal(s) of the Lot(s) or otherwise do not, in whole or in part facilitate tax crimes;
(iii) the Lot(s) purchased by the Agent or the Principal(s) is not being purchased for the purposes of, or being used in any way connected with, or to facilitate breaches of any applicable tax, anti-money laundering or anti-terrorism laws or regulations;

(iv) the Agent has conducted appropriate customer due diligence on the Principal(s) of the Lot(s) in accordance with all applicable anti-money laundering and sanctions laws and regulations and the Agent does not know and has no reason to suspect that the funds used for settlement are derived from or connected with proceeds of any criminal activity including without limitation tax evasion, or that the ultimate buyer(s) is under investigation, or has been charged with or convicted of money laundering, terrorist activities or other criminal activity; and
(v) the Agent consents to Sotheby's relying on the Agent's customer due diligence, and the Agent will retain for a period of not less than 5 years the documentation evidencing the Agent's customer due diligence. The Agent will make such documentation promptly available for immediate inspection by an independent third-party auditor upon Sotheby's written request to do so.

(c) The Bidder and/or Buyer hereby undertakes and warrants that none of the funds used for purchase and settlement will be funded by any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

(d) Sotheby's reserves the right to seek identification of the source of funds received, and to make enquiries about any person transacting with Sotheby's. If Sotheby's has not completed its enquiries in respect of anti-money laundering, anti-terrorist financing or other checks as it considers appropriate concerning the Bidder and/or Buyer or the Seller to Sotheby's satisfaction at its discretion, Sotheby's shall be entitled either not to complete or to cancel the sale of any Lot, as appropriate, and to take any further action required or permitted under applicable law without any liability to the Bidder and/or Buyer.

10. Failure to collect purchases

(a) If the Buyer pays the Purchase Price and Buyer's Expenses but fails to collect a purchased Lot within thirty calendar days of the live auction, the Lot will be stored at the Buyer's expense (and risk) at Sotheby's or with a third party.

(b) If a purchased Lot is paid for but not collected within six months of the live auction, the Buyer authorises Sotheby's, having given notice to the Buyer, to arrange a resale of the item by auction or private sale, with estimates and reserves at Sotheby's discretion. The proceeds of such sale, less all costs incurred by Sotheby's, will be forfeited unless collected by the Buyer within two years of the original auction.

11. Export and Permits

It is the Buyer's sole responsibility to identify and obtain any necessary export, import, firearm, endangered species or other permit for the Lot and to complete any required export or import manifest, list or documentation. Any symbols or notices published in respect of the Lot reflect Sotheby's reasonable opinion at the time of cataloguing and offer Bidders general guidance only. Without prejudice to Conditions 3 and 4 above, Sotheby's and the Seller make no representations or warranties as to whether any Lot is or is not subject to export or import restrictions or any embargoes. The denial of any permit or licence shall not justify cancellation or rescission of the sale contract or any delay in payment. We shall not be responsible for any liability arising from any failure to complete or submit the required export or import manifest, list or documentation.

12. General

(a) All images and other materials produced for the auction are the copyright of Sotheby's, for use at Sotheby's discretion.

(b) Notices to Sotheby's should be in writing and addressed to the department in charge of the sale, quoting the reference number of the sale. Notices to Sotheby's clients shall be addressed to the last address formally notified by them to Sotheby's.

(c) Should any provision of these Conditions of Business be held unenforceable for any reason, the remaining provisions shall remain in full force and effect.

(d) These Conditions of Business are not assignable by any Buyer without Sotheby's prior written consent, but are binding on Buyers' successors, assigns and representatives. No act, omission or delay by Sotheby's shall be deemed a waiver or release of any of its rights.

(e) The materials listed in Condition 1(a) above set out the entire agreement and understanding between the parties with respect to the subject matter hereof. It is agreed that, save in respect of liability for fraudulent misrepresentation, no party has entered into any contract pursuant to these terms in reliance on any representation, warranty or undertaking which is not expressly referred to in such materials.

13. Risk and Responsibility for Lots

(a) Risk and responsibility for a purchased Lot will transfer to the Buyer as follows:

(i) for Lots in live auctions: on the earlier of: (1) collection of the Lot, or (2) the 31st calendar day after the sale, or if applicable, the expiry of the time specified in the special sale information available on our website, except that risk and responsibility for wine or spirits casks will transfer to the Buyer upon the fall of the hammer. For any Lots stored by a third party and not available for collection from our premises, your provision to us of instructions authorizing the release to the Buyer shall constitute collection by the Buyer.

(ii) For NFTs: After transfer of the NFT to the digital wallet specified by you, you are thereafter responsible for secure storage of the NFT in the wallet or other storage mechanism you use to receive and/or hold the NFT. You further acknowledge that you are solely responsible for any risks associated with the transferring, creating, holding, storing, or use of NFTs or a digital wallet, as applicable, including network failures or disruptions; corrupted wallet files; viruses, phishing, bruteforcing, hacking, security breaches, mining attacks, or other means of attack against the NFT; risk of losing access to the NFT due to loss of private key(s); custodial or buyer error; regulatory interference in one or more jurisdictions; token taxation; personal information disclosure; uninsured losses; failure to provide appropriate maintenance (including without limitation hosting); and other unanticipated risks. Neither we nor the Seller will not be responsible for any such risks or losses.

(b) Once risk passes to the Buyer, the Buyer irrevocably releases each Sotheby's Company, our and their respective officers and employees, agents, warehouses and the Seller, from any and all claims, causes of action, liabilities, damages, losses, and expenses (including but not limited to reasonable attorneys' fees) for loss of or damage to the Lot.

(c) Prior to the time when risk and responsibility for a purchased Lot transfers to the Buyer, we assume liability for loss or damage to a Lot, subject to the exclusions set out in the following subparagraph. In the event of loss or damage for which we have assumed liability, we will determine the extent of depreciation to the Lot, if any, caused by the loss or damage and compensate the Buyer in respect of that loss up to a maximum of the Purchase Price paid by the Buyer for the Lot.

(d) We will not be liable for any loss or damage (1) occurring during any process undertaken by independent contractors engaged with your consent, including but not limited to for restoration, conservation, framing or cleaning; (2) caused to frames or to glass covering prints, paintings or other flat works; or (3) caused by changes in humidity or temperature (as long as we take reasonable care in handling the Lot), normal wear and tear, gradual deterioration or inherent vice or defect (including woodworm), war, any act or acts of terrorism (as defined by our insurers), nuclear fission, radioactive contamination, or chemical, bio-chemical or electromagnetic weapons. If the Lot is an NFT, in addition to the above, we will not be liable for any loss related to damage or corruption to the Referenced Content, failure of the NFT to reference the Referenced Content, or loss of, or other security or persistence issues related to, the Referenced Content.

(e) Upon your receipt of payment from us for any loss or damage to a Lot in accordance with this Condition, you, on your own behalf and on behalf of your insurer(s), irrevocably release us and the Seller from all liability for loss of or damage to such Lot and irrevocably waive all rights and claims that you might have against us or the Seller in connection with the same.

14. Data Protection

Sotheby's will hold and process the Buyer's personal information and may share it with another Sotheby's Company for use as described in, and in line with, Sotheby's Privacy Policy published on Sotheby's website at **www.sothebys.com** or available on request by email to **enquiries@sothebys.com**. You consent to Sotheby's collection, use and disclosure of your personal data in accordance with Sotheby's Privacy Policy.

15. Law and Jurisdiction

Governing Law These Conditions of Business and all aspects of all matters, transactions or disputes to which they relate or apply (including any online bids in the sale to which these Conditions apply) shall be governed by and interpreted in accordance with Hong Kong law.

Jurisdiction For the benefit of Sotheby's, all Bidders and Sellers agree that the Hong Kong Courts are to have exclusive jurisdiction to settle all disputes arising in connection with all aspects of all matters or transactions to which these Conditions of Business relate or apply. All parties agree that Sotheby's shall retain the right to bring proceedings in any court other than the Hong Kong Courts.

Service of Process All Bidders and Sellers irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery by mail or in any other manner permitted by Hong Kong law, the law of the place of service or the law of the jurisdiction where proceedings are instituted, at the last address of the Buyer or

Seller known to Sotheby's or any other usual address.

Sep 2021

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ADDITIONAL TERMS AND CONDITIONS FOR ONLINE BIDDING

The following terms and conditions (the "Online Terms") provide important information related to online bidding on sothebys.com or via the Sotheby's App (each, an "Online Platform" and together, the "Online Platforms"). These Online Terms are in addition to and subject to the same law which governs our standard Conditions of Business for Sellers, Conditions of Business for Buyers, the authenticity guarantee and any other terms that are applicable to the relevant sale (together "Conditions of Business"), and are not intended in any way to replace them. By participating in this

sale via any Online Platform, you acknowledge that you are bound by the Conditions of Business applicable in the relevant sale and by these Online Terms.

Advance Bidding

1. In the case of certain auctions, bidders can bid in advance of the live auction through an Online Platform ("Advance Bids"). In order to do so, you must register an account with Sotheby's and provide requested information. You may bid at or above the starting bid displayed on the relevant Online Platform. Please note that Sotheby's reserves the right to amend the starting bid prior to the start of the live auction.

You may also input a maximum bid which, upon confirmation, will be executed automatically up to this predefined maximum value, in response to other bids, including bids placed by Sotheby's on behalf of the seller, up to the amount of the reserve (if applicable). Please note that reserves may be set at any time before the start of the live auction and your maximum bid may be executed against the reserve once such reserve is set. Bids placed by Sotheby's on behalf of the seller, up to the amount of the reserve, will be counted towards the total bid count displayed on the Online Platform.

The current leading bid will be visible to all bidders; the value and status of your maximum bid will be visible only to you unless it is the leading bid. If the status of your bid changes, you will receive notifications via email and push (if you have the Sotheby's App installed) leading up to the live auction. You may raise your maximum bid at any time in advance of the live auction. Once the live auction begins, the auctioneer will open bidding at the current leading bid. The system will continue to bid on your behalf up to your predetermined maximum bid, or you may continue to bid via an Online Platform during the live auction at the next increment. You may nevertheless lower your

maximum bid prior to the live auction by contacting Sotheby's, except that you may not lower it to a level lower than the current leading bid.

Please note that in certain circumstances, clients who have been outbid may be reinstated as the leading bidder and will receive notification via email or push (if enabled on your device).

Live Online Bidding

2. Once it commences, a live auction is by its nature fast-moving and bidding may progress very quickly. The procedure for placing bids during the live auction is therefore a one-step process; as soon as the "Place Bid" button is clicked, a bid is submitted. By bidding online, you accept and agree that bids submitted in this way are final and that you may not be permitted to amend or retract your bid. If a successful bid is sent to Sotheby's from an Online Platform using your Sotheby's account, you irrevocably agree to pay the full purchase price, including buyer's premium, overhead premium and all applicable taxes and other applicable charges. You may nevertheless lower your maximum

bid prior to the live auction by contacting Sotheby's, except that you may not lower it to a level lower than the current leading bid.

3. The next bidding increment is shown for your convenience. The auctioneer has discretion to vary increments for bidders in the auction room and on the telephone but bidders using Online Platforms to bid may not be able to place a bid in an amount other than a whole bidding increment. All bidding for the sale will be in the domestic currency of the sale location, and online bidders will not be able to see the currency conversion board that may be displayed in the auction room.

General use of an Online Platform.

4. By bidding via an Online Platform, you accept and agree that bids submitted in this way are final and that you may not be permitted to amend or retract your bid. If a successful bid is sent to Sotheby's from an Online Platform using your Sotheby's account, you irrevocably agree to pay the full purchase price, including buyer's premium, overhead premium and all applicable taxes and other applicable charges.
5. The record of sale kept by Sotheby's will be taken as absolute and final in all disputes. In the event of a discrepancy between any online records or messages provided to you and the record of sale kept by Sotheby's, the record of sale will govern.
6. Online bidders are responsible for making themselves aware of all saleroom notices and announcements which will be accessible on the Online Platforms.
7. Sotheby's reserves the right to refuse or revoke permission to bid via Online Platforms and to remove bidding privileges during a sale.
8. The purchase information shown in the "My Bids" section of the Sotheby's App and in the

"Account Activity" section of "My Account" on sothebys.com is provided for your convenience only. Successful bidders will be notified and invoiced after the sale. In the event of any discrepancy between the online purchase information which may or may not be shown in the My Bids section and the invoice sent to you by Sotheby's following the sale, the invoice prevails. Terms and conditions for payment and collection of property remain the same regardless of how the winning bid was submitted.

9. Sotheby's offers online bidding as a convenience to our clients. Sotheby's is not responsible for any errors or failures to execute bids placed online, including, without limitation, errors or failures caused by (i) a loss of connection to the internet or to the online bidding software by either Sotheby's or the client; (ii) a breakdown or problems with the online bidding software; or (iii) a breakdown or problems with a client's internet connection, computer or electronic device. Sotheby's is not responsible for any failure to execute an online bid or for any errors or omissions in connection therewith.

10. Online bidding will be recorded.

11. In the event of any conflict between theses Online Terms and Sotheby's Conditions of Business and the terms of Sotheby's Authenticity Guarantee, Sotheby's Conditions of Business and Authenticity Guarantee will control.

AUTHENTICITY GUARANTEE

ANY PROPERTY (EXCEPT JEWELLERY TO WHICH THE AUTHENTICITY GUARANTEE SET OUT BELOW APPLY)

If Sotheby's sells an item which subsequently is shown to be a "counterfeit", subject to the terms below Sotheby's will set aside the sale and refund to the Buyer the total amount paid by the Buyer to Sotheby's for the item, in the currency of the original sale.

For these purposes, "counterfeit" means a lot that in Sotheby's reasonable opinion is an imitation created to deceive as to authorship, origin, date, age, period, culture or source, where the correct description of such matters is not reflected by the description in the catalogue (taking into account any Glossary of Terms). No lot shall be considered a counterfeit by reason only of any damage and/or restoration and/or modification work of any kind (including repainting or over-painting).

Please note that this Guarantee does not apply if either:

(i) the catalogue description was in accordance with the generally accepted opinions of scholars and experts at the date of the sale, or the catalogue description indicated that there was a conflict of such opinions; or

(ii) the only method of establishing at the date of the sale that the item was a counterfeit would have been by means of processes not then generally available or accepted, unreasonably expensive or impractical to use; or likely to have caused damage to the lot or likely (in Sotheby's reasonable opinion) to have caused loss of value to the lot; or

(iii)there has been no material loss in value of the lot from its value had it been in accordance with its description.

This Guarantee is provided for a period of five (5) years after the date of the relevant auction, is solely for the benefit of the Buyer and may not be transferred to any third party. To be able to claim under this Guarantee, the Buyer must:-

(i) notify Sotheby's in writing within three (3) months of receiving any information that causes the Buyer to question the authenticity or attribution of the item, specifying the lot number, date of the auction at which it was purchased and the reasons why it is thought to be counterfeit; and

(ii) return the item to Sotheby's in the same condition as at the date of sale to the Buyer and be able to transfer good title in the item, free from any third party claims arising after the date of the sale.

Sotheby's has discretion to waive any of the above requirements. Sotheby's may require the Buyer to obtain at the Buyer's cost the reports of two independent and recognised experts in the field, mutually acceptable to Sotheby's and the Buyer. Sotheby's shall not be bound by any reports produced by the Buyer, and reserves the right to seek additional expert advice at its own expense. In the event Sotheby's decides to rescind the sale under this Guarantee, it may refund to the Buyer the reasonable costs of up to two mutually approved independent expert reports.

ADDITIONAL TERMS FOR AUTHENTICITY GUARANTEE FOR CHINESE MODERN PAINTINGS AND CHINESE CLASSICAL PAINTINGS

In respect of fine Chinese paintings, the artists' names recorded in this catalogue (if any) are not to be taken as unqualified attributions to the artists named. No unqualified attributions to any artist or date are made or intended. The current scholarship in the field of Chinese paintings does not permit unqualified statements as to authorship or date of execution. Therefore, none of the Chinese paintings in this sale are subject to any guarantee of authenticity and all such property is sold as is in accordance with the Conditions of Business. Any assistance given by Sotheby's staff to a buyer in selecting a purchase is given without prejudice to the above. Buyers are recommended to take independent professional advice on selection of purchases.

ADDITIONAL TERMS FOR AUTHENTICITY GUARANTEE FOR WATCHES

All wristwatches are sold as viewed and cannot be returned on the grounds that repairs have been carried out or parts supplied by anyone other than the named makers.

Watches may not be taken apart whilst on view. Prospective buyers or their agents wishing to do so should make an appointment with the Watch Department for a private view the week before the sale. Although condition reports may be given on request, such reports are statements of opinion only and may not specify all mechanical replacements or imperfections in the movement, case and dial. All dimensions are approximate.

Watches in water-resistant cases have been opened to examine movements but no warranties are made that the watches are currently water-resistant.

Please note that we do not guarantee the authenticity of any individual component parts, such as wheels, hands, crowns, crystals, screws, bracelets and leather bands, since subsequent repairs and restoration work may have resulted in the replacement of original parts.

Please be advised that straps made of material derived from endangered or otherwise protected species (i.e. alligator and crocodile) are not sold with the watches and are for display purposes only. We reserve the right to remove these straps prior to shipping. Furthermore, in reference to watch bands, we do not guarantee the material of manufacture. Please be advised that the purchaser will be responsible for complying with any applicable export and import matters, particularly in relation to endangered species and the United States Department of Fish and Wildlife Services.

We make no representation or warranty as to the condition of any lot sold.

AUTHENTICITY GUARANTEE FOR JEWELLERY

If Sotheby's sells any gemstone or pearls which the Buyer subsequently shows to Sotheby's reasonable satisfaction not to be genuine or of natural origin, subject to the terms below Sotheby's will set aside the sale and refund to the Buyer the total amount paid by the Buyer to Sotheby's for such gemstones or pearls, in the currency of the original sale.

This Guarantee is provided for a period of twenty-one (21) days after the date of the relevant auction, is solely for the benefit of the Buyer and may not be transferred to any third party. To be able to claim under this Guarantee, the Buyer must:
(i) notify Sotheby's in writing within such 21 day period of the reasons for not believing the gemstones or pearls to be genuine or of natural origin, specifying the lot number, date of the auction at which it was purchased; and
(ii) return the item to Sotheby's in the same condition as at the date of sale to the Buyer and be able to transfer good title in the item, free from any third party claims arising after the date of the

sale.

Sotheby's has discretion to waive any of the above requirements. Sotheby's may require the Buyer to obtain at the Buyer's cost the reports of two independent and recognised experts in the field, mutually acceptable to Sotheby's and the Buyer. Sotheby's shall not be bound by any reports produced by the Buyer, and reserves the right to seek additional expert advice at its own expense. In the event Sotheby's decides to rescind the sale under this Guarantee, it may refund to the Buyer the reasonable costs of up to two mutually approved independent expert reports.

Sotheby's | 蘇富比

5th Floor, One Pacific Place,
88 Queensway, Admiralty,
Hong Kong
Tel +852-2524-8121

Masterworks Cayman, SPC on behalf of its 068 Segregated Portfolio
Mr Scott Lynn
497 Broome Street
NEW YORK NY 10013-2214
USA

Account number [redacted]
Date 18 October 2021

Your successful purchase in Modern Art Evening Sale

Sale HK1138 - 9 October 2021

Congratulations on your recent purchase. We are pleased to provide the information necessary for finalising your transaction.

- **Invoice for HKD 28,005,000.00**

  Your payment is due 7 January 2022. Your invoice gives instructions on how to pay.

- **Shipping Quote**

  We will provide you with a quote for the cost of shipping your property within the next ten days.

  If you would prefer to collect your property or arrange your own shipping, please contact Post Sale Services who will assist you.

- **Lot image & details**

Register on Sothebys.com today

Activate your online account to view invoices, statements, manage bids, bid online and check payment statuses.

To activate your account, email enquiries@sothebys.com.

For assistance, please contact
Carolina Tam
Post Sale Manager
T +852 2822 5533
F +852 2501 4266
E hkpostsaleservices@sothebys.com

Sotheby's | 蘇富比

5th Floor, One Pacific Place,
88 Queensway, Admiralty,
Hong Kong
Tel +852-2524-8121

Masterworks Cayman, SPC on behalf of its 068 Segregated Portfolio
Mr Scott Lynn
497 Broome Street
NEW YORK NY 10013-2214
USA

Account number	[redacted]
Invoice number	
Date	18 October 2021
Sale currency	HKD

Invoice for Modern Art Evening Sale

Sale HK1138 - 9 October 2021

LOT 1044 - Zao Wou-Ki, 22.01.68, oil on canvas, 73 x 92 cm

Hammer price	HKD 23,000,000.00
Buyer's premium	HKD 4,775,000.00
Overhead premium	HKD 230,000.00
Lot total	**HKD 28,005,000.00**
Invoice total	**HKD 28,005,000.00**

- **Payment of HKD 28,005,000.00 is due on 7 January 2022**

This invoice replaces invoice number 93272767.

We can only accept payment from the buyer named on this invoice.

Bank transfers

- HSBC
  1 Queen's Road Central
  Hong Kong

  Account name
  Sotheby's Hong Kong Limited

  Account number
  [redacted]

  SWIFT code
  [redacted]

Please include your name, your account number [redacted] and invoice number [redacted]

Cheques

- Make payable to "Sotheby's Hong Kong Limited"
- Cheques must be drawn from a bank in Hong Kong
- Cheques take up to 3 business days to clear
- Send to Post Sale Services
  Sotheby's Hong Kong Limited
  5th Floor, One Pacific Place,
  88 Queensway, Admiralty,
  Hong Kong

The lot(s) listed on this invoice have been sold subject to our Conditions of Business. According to our Conditions of Business, late payment will be liable to interest charged at 2% per month and uncollected property will be subject to storage charges.

For assistance, please contact
Carolina Tam
Post Sale Manager
T +852 2822 5533
F +852 2501 4266
E hkpostsaleservices@sothebys.com

Sotheby's | 蘇富比

5th Floor, One Pacific Place,
88 Queensway, Admiralty,
Hong Kong
Tel +852-2524-8121

Payment

Payment is due immediately after the sale. It is Sotheby's policy to accept payment only from the client named on the invoice. We reserve the right to decline payments received from anyone other than the invoiced party. Payment can be made by the following methods:

- Wire transfer in Hong Kong Dollars.
- Credit Card (Visa, Mastercard, Union Pay or American Express) payments may be made
  - a. In person by the cardholder at Sotheby's Hong Kong premises, subject to a maximum payment of HKD1,000,000 per sale
  - b. Online at www.sothebys.com/en/invoice-payment.html, subject to maximum payment amount as stated on the website
  - c. Via Sotheby's mobile app
- Cheques must be drawn from a bank in Hong Kong (made payable to Sotheby's Hong Kong Limited).
- Hong Kong Dollar Cash (subject to a maximum of HKD 80,000).

Whilst personal and company cheques (drawn in Hong Kong Dollars) are accepted, property will not be released until such cheques have cleared, unless you have a pre-arranged cheque acceptance agreement (the application form is available from Post Sale Services).

Bank transfers should be sent to:

HSBC, 1 Queen's Road Central, Hong Kong

Account Name: Sotheby's Hong Kong Limited

Account Number: [redacted]

SWIFT Code: [redacted]

Please instruct your bank to include your name, Sotheby's account number and invoice number.

Liability for loss or damage

Buyers are reminded that Sotheby's accepts liability for loss or damage to lots until the earlier of (i) collection or (ii) 30 calendar days after the date of the auction. Please refer to Condition 7 of the Conditions of Business for Buyers.

Request for identification

Sotheby's requires all clients to present government-issued identification to confirm their identity. Individual clients are requested to provide a copy of a passport, a driver's licence or other government-issued identification card containing a photograph and address. Corporate clients are requested to provide a copy of a Certificate of Incorporation or other government-issued document indicating the bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services.

Shipping Services

Sotheby's offers a comprehensive shipping service. If you received a shipping quotation or have any questions about the services we offer, please contact Post Sale Services.

Sales and use tax

Local sales/use taxes may become payable upon import of purchases into certain states in the US. Buyers should obtain their own advice in this regard. In the event that Sotheby's ships purchased items into a US state in which Sotheby's is registered to collect sales tax, Sotheby's is obliged to collect and remit the respective state's sales/use tax in effect on the total price of the lot which includes hammer price, buyers premium, overhead premium and any requested shipping services including insurance, as applicable, of such items, regardless of the country in which the purchaser resides or is a citizen, unless a valid Resale Exemption Certificate has been provided to the Sotheby's Post Sale Services prior to the release of the property.

Local Tax Advisor

Sotheby's recommends that clients with questions regarding U.S. sales or use taxes related to property purchased at auction should seek tax advice from their advisors.

Exporting property

The export of any property from Hong Kong or import into any other country may be subject to one or more export or import requirements or restrictions. It is the buyer's sole responsibility to obtain any necessary export, import, firearm, endangered species or other permits or licences. The denial of any licence or delay in obtaining such licence shall not justify cancellation or rescission of the sale or any delay in payment. If you require any further information about the export of your property, please contact Post Sale Services.

Collection

In order to collect your property the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Request for identification".
- You must provide written authorisation for anyone collecting on your behalf. Please include the person's full name and the property to be collected. Please contact the Sale Administrator named in the relevant sale catalogue for the location of your purchase prior to collection. Please refer to Conditions 7 and 10 of our Conditions of Business for Buyers.

Storage charges

If you do not collect a purchased lot within 30 calendar days following the date of an auction, storage and handling charges may apply. Please refer to Condition 10(a) of our Conditions of Business for Buyers.

Contact information

Should you have any questions regarding payment, please contact Post Sale Services (Mon - Fri 9.30am to 6pm)

T +852 2822 5533

F +852 2501 4266

E hkpostsaleservices@sothebys.com

Sotheby's | 蘇富比

5th Floor, One Pacific Place,
88 Queensway, Admiralty,
Hong Kong
Tel +852-2524-8121

Masterworks Cayman, SPC on behalf of its 068 Segregated Portfolio
Mr Scott Lynn
497 Broome Street
NEW YORK NY 10013-2214
USA

Account number	[redacted]
Date	18 October 2021
Sale currency	HKD

Lot image & details



Please keep this for your records

Zao Wou-Ki, 22.01.68, oil on canvas, 73 x 92 cm

Sale	Modern Art Evening Sale
Sale number & date	HK1138 - 9 October 2021
Lot number	1044
Dimensions (L x W x H)	129.00 x 10.00 x 110.00 CM
Purchase Price (excluding any taxes)	HKD 28,005,000.00